EXHIBIT 77H

RIVERSOURCE BOND SERIES, INC.

For the RiverSource Limited Duration Bond Fund and RiverSource Income Opportunities Fund: During the six-month period ended July 31, 2008, the Funds served as underlying investments of affiliated funds-of-funds. The RiverSource Portfolio Builder funds, and RiverSource Investments, LLC and RiverSource Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of each of the Funds.

For the RiverSource Inflation Protected Securities Fund During the six-month period ended July 31, 2008, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, RiverSource Portfolio Builder funds, RiverSource Income Builder funds, RiverSource Retirement Plus funds and RiverSource Investments, LLC and RiverSource Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For the RiverSource Floating Rate Fund: During the six-month period ended July 31, 2008, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds, RiverSource Income Builder funds and RiverSource Investments, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.